UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2006

YOUNG BROADCASTING INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-25042	13-3339681
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

599 Lexington Avenue
New York, New York 10022
(Address of principal executive offices)

Registrant’s telephone number:  (212) 754-7070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See disclosure of the incremental term loan and the amendment of Registrant’s senior credit facility contained in Item 2.03 below, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 30, 2006, the Registrant entered into (i) the First Amendment (the “First Amendment”) to the Registrant’s Fourth Amended and Restated Credit Agreement (the “Senior Credit Facility”), by and among the Registrant, Wachovia Bank, National Association (“Wachovia”), as Administrative Agent, and the lenders identified on the signature pages thereof, and (ii) the Increase Joinder (the “Increase Joinder”) to the Senior Credit Facility, by and among the Registrant and Wachovia, as Administrative Agent. The First Amendment effected certain amendments to the Senior Credit Facility including, without limitation, (i) an amendment to Section 5.01(i) of the Senior Credit Facility reducing the minimum amount of cash the Registrant must maintain from $35 million to $10 million and (ii) an increase of 0.25% to each of the Base Rate Margin and the Eurodollar Margin (used in the calculation of interest rates payable by the Registrant under the Senior Credit Facility). The Increase Joinder provides for a $50 million incremental term loan under the Senior Credit Facility. The Senior Credit Facility, as amended by the First Amendment and as increased by the Increase Joinder, is referred to as the “Amended Senior Credit Facility.”

On May 30, 2006, the full $50 million of the incremental term loan was borrowed by the Registrant. The proceeds of the incremental term loan borrowing will be used for working capital and to pay fees and expenses related to the incremental term loan and the First Amendment.

The incremental term loan has the same terms and conditions as the terms loans outstanding under the Senior Credit Facility immediately prior to the incremental term loan borrowing. The term loan portion of the Amended Senior Credit Facility matures in 2012. As of March 31, 2006, $297.8 million was outstanding under the term loan portion of the Senior Credit Facility.

The Amended Senior Credit Facility provides, at the option of the Registrant, that borrowed funds bear interest based upon the London Interbank Offered Rate (LIBOR), the customary “CD Rate” or “Base Rate.”  In addition to the index rate, the Registrant pays a fixed incremental percentage at 1.50% with the Base Rate and 2.50% with LIBOR. Each of the Registrant’s subsidiaries has guaranteed the Registrant’s obligations under the Amended Senior Credit Facility. The Amended Senior Credit Facility is secured by the pledge of all the stock of the Registrant’s subsidiaries and a first priority lien on all of the assets of the Registrant and its subsidiaries. The Amended Senior Credit Facility requires the Registrant to maintain a cash and short-term investment balance of at least $10.0 million. The other covenants contained in the Amended Senior Credit Facility are substantially similar to the covenants contained in the indentures governing the Registrant’s other material indebtedness. The Amended Senior Credit Facility contains customary events of default. The Registrant pays an annual commitment fee at the rate of 0.5% per annum of the unused available borrowings under the revolving credit portion of the Amended Senior Credit Facility.

Under the Amended Senior Credit Facility, Wachovia acts as Administrative Agent, Collateral Agent and Issuing Bank, Lehman Commercial Paper Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated act as syndication agents, and BNP Paribas acts as documentation agent. Such investment banking firms or their affiliates have in the past performed, and/or may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Registrant and its subsidiaries, for which service they have in the past received, and/or may in the future receive, customary compensation and reimbursement of expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2006

YOUNG BROADCASTING INC.

By:	/s/ James A. Morgan
James A. Morgan
Executive Vice President